EXHIBIT 30(d)(xxiv)

Pruco Life Insurance Company of New Jersey

Insured

Rider for Policy No.

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MODIFICATION OF INSURED'S WAIVER OF PREMIUM BENEFIT PROVISION

There is an impairment of the Insured's eyesight. If he or she becomes disabled as a result of the loss of eyesight, here is what wtll apply for that disability. We will not allow benefits under any benefit for waiving premiums in the event of disabilitv in (1) this contract, or (2) any other contract on the

Insured's life to which you change or for which you exchange this contract or any of its benefits.

RIDER ATTACHED TO AND MADE A PART OF THIS CONTRACT

ON THE CONTRACT DATE

Pruco Life Insurance Company of New Jersey,

By /s/ SPECIMEN

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Secretary

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PLY 23--82

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